 EXHIBIT 99.1

Industrial Enterprises Provides Update

NEW YORK, September 27, 2007 - Industrial Enterprises of America, Inc. (NASDAQ: IEAM), a specialty automotive aftermarket supplier, today announced that it will file an extension request on Form 12b-25 pertaining to its annual report for the year ended June 30, 2007.

The Company has requested additional time to file its Form 10-KSB to allow new management the necessary time to review and record appropriate financial reserves. The Company is establishing reserve accounts for recent layoffs and reductions in workforce, current litigation, and organizational reconfigurations. The Company is planning to reserve approximately $6 million for these expenses, subject to auditor review. Management anticipates that it will be able to file its annual report within the 15-day extension period.

According to president & COO Dan Redmond, “the Company has been going through major organizational changes in the past six months with a new management team being put in place. We have decided to take proactive steps to improve efficiency and profitability - reducing staff levels, writing down obsolete inventory, and discontinuing certain product lines. We feel these moves are necessary to position the Company for strong performance going forward and anticipate that such steps will contribute to annualized savings of approximately $4.5 million for fiscal 2008.”

Since its last reported update, Industrial Enterprises has contracted to buy back 1.5 million shares of stock. The Company will continue to buy back shares in the open market and in private transactions until it reaches its goal of $25 million worth of stock.

About Industrial Enterprises of America
Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.